Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicholas	Contact: Irina Nashtatik	NASDAQ: NICK
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	CFO Ph # (727)-726-0763	Web site: www.nicholasfinancial.com

Nicholas Financial Reports

4th Quarter Fiscal Year 2022 Results

•
Originations on new Contracts purchased in the fourth quarter of fiscal year 2022 reached a historic high of $27.1 million in principal amount purchased, an increase of 10.2% year-over-year and 39.3% quarter-over-quarter.
•
Principal amount originated on Direct Loans in the fourth quarter of fiscal year 2022 increased by 127.1% year-over-year and 140.3% increase from fourth quarter fiscal year 2020.
•
Portfolio Yield increased to 27.9% for the fourth quarter of fiscal year 2022 , a 30 basis point improvement year-over-year.

May 24, 2022 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced a net income for the three months ended March 31, 2022 of $0.4 million compared to net income of $1.9 million for the three months ended March 31, 2021. Diluted net income per share was $0.05 for the three months ended March 31, 2022 as compared to diluted net income per share of $0.24 for the three months ended March 31, 2021. Interest and fee income on finance receivables decreased 4.0% to $12.3 million for the three months ended March 31, 2022 as compared to $12.8 million for the three months ended March 31, 2021. The Company reported income before income taxes for the three months ended March 31, 2022 of $0.5 million compared to income before income taxes of $2.8 million for the three months ended March 31, 2021. The Company recorded an income tax expense of approximately $0.1 million during the three months ended March 31, 2022 as compared to income tax expense of $0.9 million during the three months ended March 31, 2021.

The Company announced net income for the year ended March 31, 2022 of $3.0 million compared to $8.4 million for the year ended March 31, 2021. Diluted net income per share was $0.39 for the year ended March 31, 2022 as compared to $1.09 for the year ended March 31, 2021. Interest and fee income on finance receivables decreased 8.3% to $49.7 million for the year ended March 31, 2022 as compared to $54.2 million for the year ended March 31, 2021. The Company reported income before income taxes for the year ended March 31, 2022 of $4.0 million compared to income before income taxes of $10.9 million for the year ended March 31, 2021. The Company recorded an income tax expense of approximately $1.0 million during the year ended March 31, 2022 as compared to income tax expense of $2.6 million during the year ended March 31, 2021.

For the year ended March 31, 2022, the Company originated $114.5 million in finance receivables, collected $119.6 million in principal payments, reduced debt by $33.3 million and cash by $28.2 million.

"Despite the competitive lending environment, we are very pleased with our 4th Quarter originations. Thanks to the efforts of our great employees, we were able to purchase and originate $34.6 million in combined receivable volume - outperforming combined originations by $6.7 million year over year,” commented Mike Rost, interim CEO of Nicholas Financial. “Our direct loan originations more than doubled year over year and our portfolio losses continue trending at historically low levels. This is yet another testament to our tenured underwriting managers, who adequately price for risk and use a time-tested lending model across our branch network," Rost continued.

"Our training agenda continued into the fourth quarter, with new hire onboarding as well as more in-depth training for our seasoned Branch Managers and Assistant Branch Managers. We also continued our expansion efforts, utilizing our Virtual Service Center to increase our indirect originations. During the quarter, we increased our finance receivables, net by $2.9 million. This is something we haven't done in a long time and are very proud of," concluded Rost.

Key Performance Indicators on Contracts Purchased
(Purchases in thousands)
	Number of		Average
Fiscal Year	Contracts	Principal Amount	Amount	Average	Average	Average
/Quarter	Purchased	Purchased#	Financed*^	APR*	Discount%*	Term*
2022	7,793	$85,804	$11,002	23.1%	6.9%	47
4	2,404	27,139	11,289	22.9%	6.9%	47
3	1,735	19,480	11,228	23.1%	6.8%	47
2	1,707	18,880	11,061	23.0%	6.7%	47
1	1,947	20,305	10,429	23.2%	7.0%	46
2021	7,307	$74,025	$10,135	23.4%	7.5%	46
4	2,429	24,637	10,143	23.2%	7.5%	46
3	1,483	15,285	10,307	23.4%	7.5%	46
2	1,709	17,307	10,127	23.5%	6.8%	46
1	1,686	16,796	9,962	23.5%	8.0%	46
2020	7,647	$76,696	$10,035	23.4%	7.9%	47
4	1,991	19,658	9,873	23.5%	7.9%	46
3	1,753	17,880	10,200	23.3%	7.6%	47
2	2,011	20,104	9,997	23.5%	7.9%	46
1	1,892	19,054	10,071	23.4%	8.3%	47

Key Performance Indicators on Direct Loans Originated (Originations in thousands)
	Number of	Principal
Fiscal Year	Loans	Amount	Average Amount	Average	Average
/Quarter	Originated	Originated	Financed*^	APR*	Term*
2022	6,770	$28,740	$4,307	30.5%	26
4	1,584	7,458	4,708	30.0%	27
3	2,282	8,505	3,727	31.8%	24
2	1,588	7,040	4,433	30.0%	26
1	1,316	5,737	4,359	30.1%	25
2021	3,497	$14,148	$4,131	29.6%	25
4	753	3,284	4,362	29.6%	25
3	1,265	4,605	3,641	30.9%	22
2	924	3,832	4,147	29.2%	25
1	555	2,427	4,373	28.7%	26
2020	3,142	$12,638	$4,017	28.2%	25
4	720	3,104	4,310	28.6%	25
3	1,137	4,490	3,949	28.4%	24
2	739	2,988	4,043	27.4%	25
1	546	2,056	3,765	28.2%	24

*Each average included in the tables is calculated as a simple average.

^Average amount financed is calculated as a single loan amount.

#Bulk portfolio purchase excluded for period-over-period comparability

Nicholas Financial, Inc. (NASDAQ:NICK) is a specialized consumer finance company, operating branch locations in both Southeastern and Midwestern U.S. States. The Company engages primarily in acquiring and servicing automobile finance installment contracts (“Contracts”) for purchases of used and new automobiles and light trucks. Additionally, Nicholas Financial originates direct consumer loans (“Direct Loans”) and sells consumer-finance related products. For an index of Nicholas Financial, Inc’s new releases or to obtain a specific release, please visit our website at www.nicholasfinancial.com.

Cautionary Note regarding Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition 28may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: the ongoing impact of the COVID-19 pandemic and the mitigation efforts by governments and related effects on our financial condition, business operations and liquidity, our customers, our employees, and the overall economy; recently enacted, proposed or future legislation and the manner in which it is implemented; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the Securities and Exchange Commission (SEC), Department of Justice, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans; labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). All forward-looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement or cautionary statement.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended		Twelve months ended
	March 31,		March 31,
	2022	2021	2022	2021
Revenue:
Interest and fee income on finance receivables	$12,308	$12,816	$49,714	$54,211
Gain on equity investments	-	470	-	1,809
Total Revenue	$12,308	$13,286	$49,714	$56,020
Expenses:
Operating expenses	9,275	8,963	34,402	31,844
Provision for credit losses	2,100	250	5,900	7,250
Interest expense	443	1,320	5,366	5,980
Total expenses	11,818	10,533	45,668	45,074
Income before income taxes	490	2,753	4,046	10,946
Income tax expense	122	884	1,048	2,595
Net Income	$368	$1,869	$2,998	$8,351
Earnings per share:
Basic	$0.05	$0.24	$0.39	$1.09
Diluted	$0.05	$0.24	$0.39	$1.09

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	March 31,	March 31,
	2022	2021
Cash and restricted cash	$4,775	$32,977
Finance receivables, net	168,600	170,318
Repossessed assets	658	685
Operating lease right-of-use assets	4,277	3,392
Other assets	5,260	5,066
Total assets	$183,570	$212,438
Credit facility, net of debt issuance costs	$54,813	$86,154
Note payable	3,244	3,244
Operating lease liabilities	4,410	3,367
Other liabilities	4,717	4,451
Total liabilities	67,184	97,216
Shareholders’ equity	116,386	115,222
Total liabilities and shareholders’ equity	$183,570	$212,438
Book value per share	$15.42	$14.95

	Three months ended		Twelve months ended
	March 31,		March 31,
	(In thousands)		(In thousands)
Portfolio Summary	2022	2021	2022	2021
Average finance receivables (1)	$176,439	$185,750	$178,686	$199,102
Average indebtedness (2)	$54,490	$92,761	$67,684	$107,615
Interest and fee income on finance receivables	$12,308	$12,816	$49,714	$54,211
Interest expense	443	1,320	5,366	$5,980
Net interest and fee income on finance receivables	$11,865	$11,496	$44,348	$48,231
Portfolio yield (3)	27.90%	27.60%	27.82%	27.23%
Interest expense as a percentage of average finance receivables	1.00%	2.84%	3.00%	3.00%
Provision for credit losses as a percentage of average finance receivables	4.76%	0.54%	3.30%	3.64%
Net portfolio yield (3)	22.14%	24.22%	21.52%	20.59%
Operating expenses as a percentage of average finance receivables	21.03%	19.30%	19.25%	15.99%
Pre-tax yield as a percentage of average finance receivables (4)	1.11%	4.92%	2.27%	4.60%
Net charge-off percentage (5)	6.45%	6.83%	5.13%	6.16%
Finance receivables			$178,786	$184,237
Allowance percentage (6)			1.61%	3.34
Total reserves percentage (7)			5.66%	7.49%

Note: All three-month statement of income performance indicators expressed as percentages have been annualized.

(1) Average finance receivables represent the average of finance receivables throughout the period.

(2) Average indebtedness represents the average daily outstanding borrowings under the Credit Facility. Average indebtedness does not include the PPP loan.

(3) Portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables. Net portfolio yield represents (a) interest and fee income on finance receivables minus (b) interest expense minus (c) the provision for credit losses, as a percentage of average finance receivables.

(4) Pre-tax yield represents net portfolio yield minus operating expenses, as a percentage of average finance receivables.

(5) Net charge-off percentage represents net charge-offs (charge-offs less recoveries) divided by average finance receivables, outstanding during the period.

(6) Allowance percentage represents the allowance for credit losses divided by finance receivables outstanding as of ending balance sheet date.

(7) Total reserves percentage represents the allowance for credit losses, purchase price discount, and unearned dealer discounts divided by finance receivables outstanding as of ending balance sheet date.

The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”), excluding any Chapter 13 bankruptcy accounts:

(In thousands, except percentages)

Contracts	Balance
	Outstanding	30 – 59 days	60 – 89 days	90 – 119 days	120+	Total
March 31, 2022	$154,144	$7,097	$2,936	$1,183	$49	$11,265
		4.60%	1.90%	0.77%	0.03%	7.31%
March 31, 2021	$170,195	$6,289	$2,430	$896	$42	$9,657
		3.70%	1.43%	0.53%	0.02%	5.67%

Direct Loans	Balance
	Outstanding	30 – 59 days	60 – 89 days	90 – 119 days	120+	Total
March 31, 2022	$24,376	$608	$197	$77	$0	$882
		2.49%	0.81%	0.32%	0.00%	3.62%
March 31, 2021	$13,909	$253	$101	$81	$10	$445
		1.82%	0.73%	0.58%	0.07%	3.20%

The following table presents selected information on Contracts purchased and Direct Loans originated by the Company:

	Contracts		Direct Loans
	Three months ended		Three months ended
	March 31,		March 31,
	(Purchases in thousands)		(Originations in thousands)
	2022	2021	2022	2021
Purchases/Originations	$27,139	$24,637	$7,458	$3,284
Average APR	22.9%	23.2%	30%	29.6%
Average discount	6.9%	7.5%	N/A	N/A
Average term (months)	47	46	27	25
Average amount financed	$11,289	$10,143	$4,708	$4,362
Number of contracts	2,404	2,429	1,584	753

	Contracts		Direct Loans
	Twelve months ended		Twelve months ended
	March 31,		March 31,
	(Purchases in thousands)		(Originations in thousands)
	2022	2021	2022	2021
Purchases/Originations	$85,804	$74,025	$28,740	$14,148
Average APR	23.1%	23.4%	30.5%	29.6%
Average discount	6.9%	7.5%	N/A	N/A
Average term (months)	47	46	26	25
Average amount financed	$11,002	$10,135	$4,307	$4,131
Number of contracts	7,793	7,307	6,770	3,497

The following table presents selected information on the entire Contract and Direct Loan portfolios of the Company:

	Contracts		Direct Loans
	As of		As of
	March 31,		March 31,
Portfolio	2022	2021	2022	2021
Average APR	22.9%	22.8%	29.8%	28.5%
Average discount	7.4%	7.6%	N/A	N/A
Average term (months)	50	51	27	26
Number of active contracts	19,559	22,760	6,444	4,017

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